Exhibit 99.1

News Release

5 March 2013

HSBC FINANCE TO SELL PERSONAL UNSECURED AND

PERSONAL HOMEOWNER LOAN PORTFOLIOS

HSBC Finance Corporation (‘HFC’), an indirect wholly-owned subsidiary of HSBC Holdings plc, has entered into an agreement to sell its Personal Unsecured Loan and Personal Homeowner Loan portfolios to SpringCastle Acquisition LLC (‘SpringCastle’), a Delaware-based company owned by Springleaf Finance, Inc. (‘Springleaf’) and Newcastle Investment Corp. (‘Newcastle’). The portfolios sale transaction is scheduled for completion in the second quarter of 2013 and is subject to customary closing conditions.

HFC has also entered into an agreement to sell its loan servicing facility and related assets in London, Kentucky (‘the Facility’) to Springleaf. Completion of the sale of the building and assets, which is subject to customary closing conditions, is expected in the fourth quarter of 2013, following a transitional period to allow for the conversion of loans being sold to SpringCastle. Upon completion of the sale of the Facility, the majority of employees located in the Facility will transfer to become employees of Springleaf.

At 31 December 2012, the carrying value of the gross assets (including the Facility and related assets) being sold was approximately US$3.4bn (IFRS). The total consideration to be paid by SpringCastle and Springleaf is US$3.2bn in cash.

Patrick Burke, CEO, HSBC Finance Corporation, said, “These agreements accelerate the run-off of the legacy consumer mortgage and lending business and are a continuation of HSBC’s strategy to reposition its U.S. operations and focus on the core businesses supporting our aim to be the world’s leading international bank.”

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This news release is issued by HSBC Holdings plc	Registered Office and Group Head Office: 8 Canada Square, London E14 5HQ, United Kingdom Web: www.hsbc.com Incorporated in England with limited liability. Registered number 617987

Media enquiries to:

United States

Neil Brazil	+1 847-208-4319	neil.brazil@us.hsbc.com

United Kingdom

Patrick Humphris	+44 (0)20 7992 1631	patrick.humphris@hsbc.com

Investor Relations enquiries to:

London

Guy Lewis	+44 (0)20 7992 1938	guylewis@hsbc.com

Robert Quinlan	+44 (0)20 7991 3643	robert.quinlan@hsbc.com

Hong Kong

Hugh Pye	+852 2822 4908	hugh.pye@hsbc.com

Notes to editors:

1.    HSBC Finance Corporation

HSBC Finance Corporation, through its subsidiaries, owns and services a liquidating portfolio of residential real estate loans and unsecured loans, and also provides specialty insurance products. HSBC Finance is a subsidiary of HSBC North America Holdings Inc., one of the United States’ largest bank holding companies by assets.

2.    HSBC Holdings plc

HSBC Holdings plc, the parent company of the HSBC Group, is headquartered in London. The Group serves customers worldwide from around 6,600 offices in 81 countries and territories in Europe, the Asia-Pacific region, North and Latin America, and the Middle East and North Africa. With assets of US$2,693bn at 31 December 2012, the HSBC Group is one of the world’s largest banking and financial services organisations.

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